Exhibit 99.1

Annual Statement of Compliance
Protective Life Secured Trust 2004-22 (the "Trust")

        I, Millie Cicero, a duly elected and acting officer of The Bank of New York ("Indenture Trustee"), do hereby certify on behalf of the Indenture Trustee, that:

        1.     I have reviewed and examined the performance by the Indenture Trustee of the collection and distribution of trust money pursuant to Section 5.02 and, if applicable, Section 6.06 of the Indenture pursuant to which the Trust's notes (the "Notes") were issued during the fiscal year ending December 31, 2004 (the "Relevant Year"); and

        2.     Based upon my review and examination described in 1 above, and except as provided in the Report of Independent Registered Public Accounting Firm, dated March 30, 2005, prepared by the Trust's independent registered public accounting firm in accordance with Section 10 of the Expense and Indemnity Agreement, to the best of my knowledge, the collection of payments on the funding agreements and distribution of payments to noteholders pursuant to Section 5.02 and, if applicable, Section 6.06 of the Indenture was performed in a satisfactory manner in all material respects throughout the Relevant Year.

THE BANK OF NEW YORK, as Indenture Trustee

By:	/s/ MILLIE CICERO Name: Millie Cicero Title: Assistant Treasurer

Date:  March 30, 2005